Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into between Equitrans Midstream Corporation, including its subsidiaries and affiliates (“ETRN” or the “Company”), and Robert C. Williams (“Employee”).

WHEREAS, Employee’s full-time employment with ETRN terminated on March 28, 2019; and

WHEREAS, Employee and ETRN have agreed that Employee shall receive certain benefits upon his termination from employment in exchange for, among other things, a general release; and

WHEREAS, the parties desire to fully and finally resolve all issues between them including any issues arising out of the employment relationship and the termination of that relationship;

WHEREAS, Employee has been advised to consult with an attorney regarding the scope of this Agreement and has been provided a reasonable time, up to 21 days, to consider the Agreement.

NOW, THEREFORE, in consideration of the respective representations, acknowledgements, covenants and agreements of the parties set forth herein, and intending to be legally bound, the parties agree as follows:

1.                                      Employee acknowledges and agrees that his employment with ETRN terminated on March 28, 2019.  Employee agrees that he will not apply for nor seek reemployment with ETRN now or ever in the future and that ETRN will never be obligated to employ or reemploy him.

2.                                      Employee acknowledges and agrees that his obligations contained in the Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement dated July 29, 2015 (as amended from time to time, the “Non-Compete Agreement”) (attached hereto as Exhibit A) shall continue after the termination of his employment pursuant to the terms of the Non-Compete Agreement.

3.                                      Subject to Employee’s execution of this Agreement, and Employee’s compliance with his obligations under this Agreement and the Non-Compete Agreement (collectively, the “Agreement Conditions”), Employee’s participation in, and potential financial rewards under, the long-term incentive programs described below shall continue from and after the date hereof consistent, in each case, with the terms of the applicable program, as the same may be amended from time to time for all participants of such program. Subparagraphs a and b describe the treatment of Employee’s awards under such programs based upon the conditions described therein as supplemented, if at all, by amendments adopted after the date hereof applicable to recipients of such awards generally.

a.                                      Outstanding Equity Awards. Pursuant to Section 3(e) of the Non-Compete Agreement, all stock options, restricted stock, restricted stock units and other time-vesting equity awards granted to Employee under the Equitrans Midstream Corporation 2018 Long-Term

Incentive Plan (as amended from time to time, and including any successor plan thereto), the EQT Corporation 2014 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto), and any other long-term incentive plan of the Company, shall immediately become vested and exercisable in full and/or all restrictions on such awards shall lapse (for the avoidance of doubt, this provision shall supersede any provision to the contrary contained in any award agreement or program).

b.                                      Outstanding Performance Share Unit Programs.  Employee was granted Performance Share Units under the Equitrans Midstream Corporation 2019 Performance Share Unit Program (2019 PSUP), the EQT Corporation 2018 Incentive Performance Share Unit Program (2018 PSUP) and the EQT Corporation 2017 Incentive Performance Share Unit Program (2017 PSUP).  Subject to Employee’s satisfaction of the Agreement Conditions, Employee shall be deemed to have fully satisfied the employment condition with respect to 100% of his Performance Share Units accumulated pursuant to the 2019 PSUP, the 2018 PSUP, and the 2017 PSUP (collectively, the “Retained Units”).  Subject to Paragraph 3(f) of the Non-Compete Agreement, the awarded value, if any, for the Retained Units shall be determined based on achievement of the performance criteria set forth in the applicable performance plan documents, and shall be paid to Employee at the same time as payment is made to all active participants in each respective plan, but not later than March 15 of the calendar year following the end of the applicable performance period.

Capitalized terms used in this Paragraph 3 and not otherwise defined in this Agreement are used herein as defined in the applicable program award documentation. The payments provided under this Paragraph 3 shall be subject to applicable tax and payroll withholdings. Except as modified by the Non-Compete Agreement, Employee’s financial rewards under the long-term incentive programs referenced above shall remain subject to the terms and conditions of the applicable award program documentation, as they may be amended from time to time. In the event of Employee’s death, employee’s financial rewards under the long-term incentive programs referenced above shall be payable to Employee’s estate.

4.                                      Subject to Employee’s satisfaction of the Agreement Conditions, ETRN shall provide Employee with the following termination benefits:

a.                                      Pursuant to the Section 3(a) of the Non-Compete Agreement, base salary continuation payments for a period of twelve (12) months (i.e., twenty-six (26) payroll periods).  These salary continuation payments will be made on ETRN’s regularly scheduled payroll dates for twenty-six payroll periods beginning on or about May 15, 2019.

b.                                      Pursuant to the Section 3(b) of the Non-Compete Agreement, a lump sum payment equal to the average annual incentive (bonus) payment earned by Employee under the Company’s applicable Short-Term Incentive Plan (or any successor plan) for the three (3) full year period prior to Employee’s termination. Since Employee has not been employed for three (3) full years, the average has been calculated by including the annual incentive (bonus) payments earned by Employee under ETRN’s applicable Short-Term Incentive Plan for year 2018 and EQT Corporation’s applicable Short-Term Incentive Plan for years 2016 and 2017 for each applicable calendar year of employment with EQT Corporation. A lump sum payment of $236,993.33 will be made on May 15, 2019.

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c.                                       Pursuant to the Section 3(c) of the Non-Compete Agreement, a lump sum payment of $19,563.96. This lump sum payment will be made on May 15, 2019.

d.                                      Pursuant to the Section 3(d) of the Non-Compete Agreement, a lump sum payment of $25,000. This lump sum payment will be made on May 15, 2019.

e.                                       Pursuant to Section 3 of the Non-Compete Agreement and the ETRN Severance Pay Plan, ETRN will provide Employee a lump sum payment of $125,653.85, which will be made on May 15, 2019.

The payments provided in this Paragraph 4 shall be subject to applicable tax and payroll withholding. Employee acknowledges that ETRN’s obligation to make the payments above are in exchange for his execution of this Agreement and that absent his execution of this Agreement, he would not be entitled to the payments described above.

5.                                      Employee, upon reasonable notice and at reasonable times, agrees to cooperate with the Company in the defense of litigation and in related investigations of any claims or actions now in existence or that may be threatened or brought in the future relating to events or occurrences that transpired while Employee was employed by the Company. Further, Employee hereby re-affirms the reasonableness of, and his agreement to abide by, his obligations under, and the terms and conditions of, the Non-Compete Agreement.

6.                                      ETRN’s obligation to provide the payments set forth in Paragraphs 3 and 4 shall be subject to Employee’s satisfaction of the Agreement Conditions. Further, Employee hereby acknowledges and agrees that the payments set forth in Paragraphs 3 and 4, together with any accrued but unpaid base salary, accrued but unused vacation, and any vested account balance that Employee may have under the Company’s tax-qualified retirement plan, shall be in full satisfaction of all obligations of ETRN to Employee under this Agreement, any other compensation or benefit plan, agreement or arrangement or otherwise. Employee acknowledges that Paragraphs 5, 7, 8 and 9 of this Agreement contain material terms and any breach of those terms by Employee shall, in addition to any other remedies ETRN may have, entitle ETRN to (a) cease payment of the payments contemplated by Paragraphs 3 and 4 to the extent not previously paid or provided; and (b) the prompt return by Employee of any portion of such payments previously paid or provided.

7.                                      In consideration for ETRN’s commitments herein, Employee, on behalf of himself, his heirs, representatives, estates, successors and assigns, does hereby voluntarily, irrevocably and unconditionally release and forever discharge ETRN, its predecessors, subsidiaries, affiliates, and benefit plans, and their past, present and future officers, directors, trustees, administrators, agents and employees, as well as the heirs, successors and assigns of any such persons or such entities (hereinafter severally and collectively called “Releasees”) from any and all suits, actions, causes of action, damages and claims, known and unknown, that Employee has or may have against any of the Releasees for any acts, practices or events up to and including the date he signs this Agreement, except for the performance of the provisions of this Agreement, it being the intention of Employee to effect a general release of all such claims. This release includes any and all claims under any possible legal, equitable, contract, tort, or statutory theory, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the

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Americans With Disabilities Act, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, the Pennsylvania Human Relations Act, the City of Pittsburgh Human Relations Ordinance, all as amended, and other federal, state, and local statutes, ordinances, executive orders, regulations and other laws prohibiting discrimination in employment, the federal Employee Retirement Income Security Act of 1974, as amended, and state, federal or local law claims of any other kind whatsoever (including common law tort and contract claims) arising out of or in any way related to Employee’s employment with ETRN. Employee also specifically releases all Releasees from any and all claims or causes of action for the fees, costs and expenses of any and all attorneys who have at any time or are now representing him in connection with this Agreement or in connection with any matter released in this Agreement.

The release in the preceding paragraph is intended to be a general release, excluding only claims which Employee is legally barred from releasing. Employee understands that the release does not include: any claims that cannot be released or waived as a matter of law; any claim for or right to vested benefits under the Company’s plans; any right to enforce this Agreement; and any claims based on acts or events occurring after Employee signs this Agreement. Nothing in this Agreement prevents a challenge to the validity of the Agreement or prohibits the filing of a charge or complaint with, or testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the Equal Employment Opportunity Commission.

Nothing in this Agreement or the Non-Compete Agreement prohibits Employee from: (i) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (ii) disclosing confidential information and/or trade secrets when this disclosure is solely for the purpose of: (a) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity; (b) working with legal counsel in order to determine whether possible violations of federal, state, or local law or regulation exist; or (c) filing a complaint or other document in a lawsuit or other proceeding, if such filing is made under seal. Any disclosures of trade secrets must be consistent with 18 U.S.C. §1833.

8.                                      Employee warrants that he has no actions now pending against Releasees in any court of the United States or any State thereof based upon any acts or events arising out of or related to his employment with ETRN. Notwithstanding any other language in this Agreement, the parties understand that this Agreement does not prohibit Employee from filing an administrative charge of alleged employment discrimination under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act or the Equal Pay Act. Employee, however, waives his right to monetary or other recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with any of the Releasees. This means that by signing this Agreement, Employee will have waived any right he had to obtain a recovery if an administrative agency pursues a claim on his behalf against any of the Releasees based on any actions taken by any of the Releasees up to the date of the signing of this Agreement and any other supplemental release that may be required under any agreement between Employee and ETRN, and that Employee will have released the Releasees of any and all claims of any nature arising up to the dates of the signing of this Agreement and any other supplemental release that may be required under any agreement between

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Employee and ETRN. However, nothing in this Agreement prevents Employee from making any reports to or receiving any awards from the Securities and Exchange Commission or Occupational Safety and Health Administration.

9.                                      Employee agrees that (unless otherwise required by law or legal process or as permitted by Paragraphs 7 and 8 of this Agreement) he will not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way any remark, comment, message, information, declaration, communication or other statement of any kind, whether oral or in writing, whether in tangible format, electronic format, or otherwise, that might reasonably be construed to be derogatory, critical, negative or disparaging about ETRN or EQT Corporation (including the business operations and practices of each), their past or present officers, administrators, managers, directors, trustees or employees and/or detrimental towards ETRN’s or EQT Corporation’s business reputation or goodwill. Employee likewise shall not cause, assist, solicit or encourage anyone else to engage in any of the foregoing behavior. Employee shall not make any comment or statement to the media in any form regarding ETRN or EQT Corporation, his employment with ETRN or EQT Corporation or his departure from ETRN without the express written consent of ETRN. ETRN agrees to direct all of the Executive Officers of ETRN and all of the employees in its Human Resources Department to not make any negative or disparaging comments about Employee to the media, to any other members of the public or any potential employers.

10.                               By entering into this Agreement, ETRN in no way admits that it or any of the Releasees has treated Employee unlawfully or wrongfully in any way. Neither this Agreement nor the implementation thereof shall be construed to be, or shall be admissible in any proceedings as, evidence of any admission by ETRN or any of the Releasees of any violation of or failure to comply with any federal, state, or local law, ordinance, agreement, rule, regulation or order.

11.                               Employee agrees he has had 21 days to consider this Agreement, consult counsel and decide whether to sign it.  Employee understands he has the right to revoke and cancel this Agreement for seven days after he signs it.  Any such revocation must be in writing and to Shelly Zerjav, Director, Total Rewards, at 2200 Energy Drive, Canonsburg, PA 15317, within seven days of Employee’s signing this Agreement to be effective.  If Employee does so revoke, this Agreement shall be null and void, and ETRN shall have no obligation to provide or pay any of the consideration described in paragraphs 3 and 4.  This Agreement shall not be effective and enforceable until after passage of the seven-day period without Employee having revoked it.

12.                               The provisions of this Agreement are severable. To the extent that any provision of this Agreement is deemed unenforceable in any court of law, the parties intend that such provision be construed by such court in a manner to make it enforceable.

13.                               This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

14.                               This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

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15.                               Except as otherwise expressly set forth in this Agreement or in any Indemnification Agreement between Employee and EQT Corporation or ETRN, this Agreement, including the Exhibits attached hereto, contains the entire agreement between the parties and it supersedes all prior agreements and understandings between ETRN and Employee (oral or written). Notwithstanding the foregoing, Employee’s covenants, obligations and acknowledgements, and ETRN’s rights and remedies, set forth in the Non-Compete Agreement, remain in full force and effect.

16.                               This Agreement may not be changed, amended, or modified except by a written instrument signed by both parties.

17.                               EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN PROVIDED 21 DAYS TO CONSIDER THIS AGREEEMENT, CONSULTED WITH COUNSEL, AND CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT.  EMPLOYEE IS VOLUNTARILY EXECUTING AND ENTERING INTO THIS AGREEMENT, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND INTENDING TO BE LEGALLY BOUND BY IT.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

EQUITRANS MIDSTREAM CORPORATION		EMPLOYEE

By:	/s/ Thomas F. Karam	/s/ Robert C. Williams
Thomas F. Karam		Robert C. Williams
President and Chief Executive Officer

April 1, 2019		March 29, 2019
Date		Date

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EXHIBIT A

AMENDED AND RESTATED

CONFIDENTIALITY, NON-SOLICITATION and

NON-COMPETITION AGREEMENT

This AMENDED AND RESTATED CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT (this “Agreement”) is entered into and effective as of July 29, 2015, by and between EQT Corporation, a Pennsylvania corporation (EQT Corporation and its subsidiary companies are hereinafter collectively referred to as the “Company”), and Robert C. Williams (the “Employee”).  This Agreement amends and restates in its entirety that certain Confidentiality, Non-Solicitation and Non-Competition Agreement by and between the Company and the Employee originally dated as of September 8, 2008, as amended effective January 1, 2014 and January 1, 2015 (the “Original Agreement”).

WITNESSETH:

WHEREAS, during the course of Employee’s employment with the Company, the Company has imparted and will continue to impart to Employee proprietary and/or confidential information and/or trade secrets of the Company; and

WHEREAS, in order to protect the business and goodwill of the Company, the Company desires to obtain or continue to obtain certain confidentiality, non-competition and non-solicitation covenants from the Employee; and

WHEREAS, the Employee is willing to agree to these confidentiality, non-competition and non-solicitation covenants by entering into this Agreement, which amends and restates the Original Agreement, in exchange for the Company’s agreement to pay the severance benefits described in Section 3 below in the event that Employee’s employment with the Company is terminated in certain circumstances; and

WHEREAS, the Company and the Employee are parties to that certain Change of Control Agreement, dated as of September 8, 2008 (the “Change of Control Agreement”); and

WHEREAS, the Company and Employee are terminating the Change of Control Agreement by mutual agreement pursuant to the Termination of Change of Control Agreement (the “Termination Agreement”) being entered into concurrently herewith, and desire and intend that this Agreement shall replace and supersede the Change of Control Agreement in its entirety; and

WHEREAS, the Company and Employee acknowledge and agree that this Agreement shall not be effective unless and until the Termination Agreement shall have been executed and delivered by the Company and the Employee;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Restrictions on Competition and Solicitation.  While the Employee is employed by the Company and for a period of twelve (12) months after the date of Employee’s termination of employment with the Company for any reason Employee will not, directly or indirectly, expressly or tacitly, for himself/herself or on behalf of any entity conducting business anywhere in the Restricted Territory (as defined below): (i) act in any capacity for any business in which his/her duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under active investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company.  Notwithstanding the foregoing, the Employee may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.  This covenant shall apply to any services, products or businesses under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company only to the extent that Employee acquired or was privy to confidential information regarding such services, products or businesses.  Employee acknowledges that this restriction will prevent Employee from acting in any of the foregoing capacities for any competing entity operating or conducting business within the Restricted Territory and that this scope is reasonable in light of the business of the Company. Notwithstanding anything to the contrary in the foregoing paragraph or in this Agreement, Employee shall not in any way be restricted from being employed as an attorney in the oil and gas industry immediately following the date of Employee’s termination of employment with the Company.

Restricted Territory shall mean (i) the entire geographic location of any natural gas and oil play in which the Company owns, operates or has contractual rights to purchase natural gas-related assets (other than commodity trading rights and pipeline capacity contracts on non-affiliated or third-party pipelines), including but not limited to, storage facilities, interstate pipelines, intrastate pipelines, intrastate distribution facilities, liquefied natural gas facilities, propane-air facilities or other peaking facilities, and/or processing or fractionation facilities; or (ii) the entire geographic location of any natural gas and oil play in which the Company owns proved, developed and/or undeveloped natural gas and/or oil reserves and/or conducts natural gas or oil exploration and production activities of any kind; or (iii) the entire geographic location of any natural gas and oil play in which the Company has decided to make or has made an offer to purchase or lease assets for the purpose of conducting any of the business activities described in subparagraphs (i) and (ii) above within the six (6) month period immediately preceding the end of the Employee’s employment with the Company provided that Employee had actual knowledge of the offer or decision to make an offer prior to Employee’s separation from the Company.  For geographic locations of natural gas and oil plays, refer to the maps produced by the United States Energy Information Administration located at www.eia.gov/maps.

Employee agrees that for a period of twelve (12) months following the termination of Employee’s employment with the Company for any reason, including without limitation termination for cause or without cause, Employee shall not, directly or indirectly, solicit the business of, or do business with: (i) any customer that Employee approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee’s separation from the Company; and (ii) any prospective customer of the Company who was identified to or by the Employee and/or who Employee was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee’s separation from the Company, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers within the last two (2) years prior to the end of Employee’s employment with the Company, and/or, which are the same as or similar to any product or service the Company has in process over the last two (2) years prior to the end of Employee’s employment with the Company to be offered in the future.

While Employee is employed by the Company and for a period of twelve (12) months after the date of Employee’s termination of employment with the Company for any reason, Employee shall not (directly or indirectly) on his/her own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee, consultant, vendor or independent contractor to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.

2.                                      Confidentiality of Information and Nondisclosure.  Employee acknowledges and agrees that his/her employment by the Company necessarily involves his/her knowledge of and access to confidential and proprietary information pertaining to the business of the Company.  Accordingly, Employee agrees that at all times during the term of this Agreement and for as long as the information remains confidential after the termination of Employee’s employment, he/she will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself/herself, any person, corporation or other entity other than the Company, (i) any information concerning any financial matters, employees of the Company, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company, or (iii) any other information related to the Company which has not been published and is not generally known outside of the Company.  Employee acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company.  Nothing in this Section 2 prohibits Employee from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation.

3.                                      Severance Benefit.  If the Employee’s employment is terminated by the Company for any reason other than Cause (as defined below) or if the Employee terminates his/her employment for Good Reason (as defined below), the Company shall provide Employee with the following:

(a)  Continuation of Employee’s base salary in effect at the time of such termination, or immediately prior to the event that serves as the basis for termination for Good Reason, for a period of twelve (12) months from the date thereof.  Such salary continuation payments will be in accordance with the Company’s payroll practices;

(b)  A lump sum payment payable within 60 days following Employee’s termination date equal to the average annual incentive (bonus) payment earned by the Employee under the Company’s applicable Short-Term Incentive Plan (or any successor plan) for the three (3) full years prior to Employee’s termination date;

(c)  A lump sum payment payable within 60 days following Employee’s termination date equal to the product of (i) twelve (12) and (ii) 100% of the then-current Consolidated Omnibus Budget Reconciliation Act of 1985 monthly rate for family coverage;

(d)  A lump sum payment payable within 60 days following Employee’s termination date equal to $25,000.00;

(e)  Subject to Section 13 of this Agreement, all stock options, restricted stock, restricted stock units and other time-vesting equity awards granted to Employee under the 2009 EQT Corporation Long-Term Incentive Plan (as amended, the “2009 LTIP”), the EQT Corporation 2014 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto, the “2014 LTIP”), the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto, the “2012 LTIP”), the EQT GP Services, LLC 2015 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto, the “2015 LTIP”), and any other long-term incentive plan of the Company (the 2009 LTIP, the 2014 LTIP, the 2012 LTIP, the 2015 LTIP and any other long-term incentive plan of the Company are, collectively, the “LTIPs”) shall immediately become vested and exercisable in full and/or all restrictions on such awards shall lapse (for avoidance of doubt, this provision shall supersede any provision to the contrary contained in any award agreement or program);

(f)   Subject to Section 13 of this Agreement, all performance-based equity awards granted to Employee by the Company under the LTIPs (other than those discussed in subsection (g) of this Section 3) shall remain outstanding and shall be earned, if at all, based on actual performance through the end of the performance period as if Employee’s employment had not been terminated (for avoidance of doubt, this provision shall supersede any provision to the contrary contained in any award agreement or program); and

(g)  Subject to Section 13 of this Agreement, all “value driver”-type performance-based equity awards (i.e., equity awards that may be earned based the Company’s attainment of one or more threshold performance goals together with the application of a performance multiplier based on individual performance, and become vested based on Employee’s continued employment with the Company through one or more vesting dates) shall be earned based on (i) “target” levels of performance, if Employee’s termination date occurs before the relevant performance level has been approved by the Management Development and Compensation Committee of the Board of Directors (the “Committee”), or (ii) actual levels of performance, if Employee’s termination date occurs after the relevant performance level has been approved by the Committee, and in either case, the number of award shares earned shall immediately become vested and payable as of the date of termination (for avoidance of doubt, this provision shall supersede any provision to the contrary contained in any award agreement or program).

The payments provided under this Section 3 shall be subject to applicable tax and payroll withholdings, and shall be in addition to any payments and/or benefits to which the Employee would otherwise be entitled under the EQT Corporation Severance Pay Plan (as amended from time to time).  The Company’s obligation to provide the payments and benefits under this Section 3 shall be contingent upon the following:

(a)  Employee’s execution of a release of claims in a form acceptable to the Company; and

(b)  Employee’s compliance with his/her obligations hereunder, including, but not limited to, Employee’s obligations set forth in Sections 1 and 2 (the “Restrictive Covenants”).

Solely for purposes of this Agreement, “Cause” as a reason for the Employee’s termination of employment shall mean: (i) Employee’s conviction of a felony, a crime of moral turpitude or fraud or Employee having committed fraud, misappropriation or embezzlement in connection with the performance of his/her duties; (ii) Employee’s willful and repeated failures to substantially perform assigned duties; or (iii) Employee’s violation of any provision of a written employment-related agreement between Employee and the Company or express significant policies of the Company.  If the Company terminates Employee’s employment for Cause, the Company shall give Employee written notice setting forth the reason for his/her termination not later than 30 days after such termination.

Solely for purposes of this Agreement, “Good Reason” shall mean Employee’s resignation within 90 days after: (i) a reduction in Employee’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in Employee’s annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in Employee’s job responsibilities, duties or authority; (iv) a change in the geographic location of Employee’s primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement.  A termination by Employee shall not constitute termination for Good Reason unless Employee first delivers to the General Counsel of the Company written notice: (i) stating that Employee intends to resign for Good Reason pursuant to this Agreement; and (ii) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event).  The Company shall have a reasonable period of time (not less than 30 days after receipt of Employee’s written notice that Employee is resigning for Good Reason) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by Employee.  Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.

4.                                      Severability and Modification of Covenants.  Employee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects.  The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law.  Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant.  Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant.  If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

5.                                      Reasonable and Necessary Agreement.  The Employee acknowledges and agrees that:  (i) this Agreement is necessary for the protection of the legitimate business interests of the Company; (ii) the restrictions contained in this Agreement are reasonable; (iii) the Employee has no intention of competing with the Company within the limitations set forth above; (iv) the Employee acknowledges and warrants that Employee believes that Employee will be fully able to earn an adequate livelihood for Employee and Employee’s dependents if the covenant not to compete contained in this Agreement is enforced against the Employee; and (v) the Employee has received adequate and valuable consideration for entering into this Agreement.

6.                                      Injunctive Relief and Attorneys’ Fees.  The Employee stipulates and agrees that any breach of the Restrictive Covenants by the Employee will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law.  For these reasons, the Company shall have the right, without the need to post bond or prove actual damages, to obtain such preliminary, temporary or permanent injunctions, orders or decrees as may be necessary to protect the Company against, or on account of, any breach by the Employee of the Restrictive Covenants.  In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, the duration of any violation of Section 1 shall be added to the twelve (12) month restricted period specified in Section 1.  Employee understands and agrees that, if the parties become involved in a lawsuit regarding the enforcement of the Restrictive Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from Employee its reasonable costs and attorneys’ fees incurred in enforcing such covenants.  The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Employee shall not be impaired in any way by the existence of a claim or cause of action on the part of Employee based on, or arising out of, this Agreement or any other event or transaction arising out of the employment relationship.

7.                                      Binding Agreement.  This Agreement (including the Restrictive Covenants) shall be binding upon and inure to the benefit of the successors and assigns of the Company.

8.                                      Employment at Will.  Employee shall be employed at-will and for no definite term.  This means that either party may terminate the employment relationship at any time for any or no reason.

9.                                      Applicable Law; Exclusive Forum Selection; Consent to Jurisdiction.  The Company and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of law principles.  Except to the extent that a dispute is required to be submitted to arbitration as set forth in Section 10 below, Employee agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state courts of Allegheny County, Pennsylvania or the United States District Court for the Western District of Pennsylvania, Pittsburgh Division.  With respect to any such court action, Employee hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue.  Both parties hereto further agree that such courts are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

10.                               Arbitration of Employment Claims.  In the event that Employee does not execute a release of all claims pursuant to Section 3 above, any dispute arising out of or relating to Employee’s employment or termination of employment with the Company shall be resolved by the sole and exclusive means of binding arbitration in accordance with the terms of the EQT Corporation Alternative Dispute Resolution Program (the “ADR Program”) pursuant to the Alternative Dispute Resolution Program Agreement (“ADR Agreement”) executed by Employee, attached hereto as Appendix A, and incorporated by reference into this Agreement as if fully set forth herein.  Consistent with the provisions of the ADR Program and the ADR Agreement, the parties further agree that any dispute arising out of or relating to their obligations under this Agreement itself, including but not limited to the Company’s obligations under Section 3 and Employee’s obligations under the Restrictive Covenants, shall not be subject to binding arbitration under the ADR Program.

11.                               Notification of Subsequent Employment.                 Employee shall upon termination of his/her employment with the Company, as soon as practicable and for the length of the non-competition period described in Section 1 above, notify the Company: (i) of the name, address and nature of the business of his/her new employer; (ii) if self-employed, of the name, address and nature of his/her new business; (iii) that he/she has not yet secured new employment; and (iv) each time his/her employment status changes.  In addition, Employee shall notify any prospective employer that this Agreement exists and shall provide a copy of this Agreement to the prospective employer prior to beginning employment with that prospective employer.  Any notice provided under this Section 11 (or otherwise under this Agreement) shall be in writing directed to the General Counsel, EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222-3111.

12.                               Mandatory Reduction of Payments in Certain Events.

(a)                                 Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this

Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, prior to the making of any Payments to the Employee, a calculation shall be made comparing (i) the net after-tax benefit to the Employee of the Payments after payment by the Employee of the Excise Tax, to (ii) the net after-tax benefit to the Employee if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax.  If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”).  The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change in control transaction, as determined by the Determination Firm (as defined in Section 12(b) below).  For purposes of this Section 12, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  For purposes of this Section 12, the “Parachute Value” of a Payment means the present value as of the date of the change in control transaction of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)                                 All determinations required to be made under this Section 12, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Employee (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days after the receipt of notice from the Employee that a Payment is due to be made, or such earlier time as is requested by the Company.  All fees and expenses of the Determination Firm shall be borne solely by the Company.  Any determination by the Determination Firm shall be binding upon the Company and the Employee.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Employee was entitled to, but did not receive pursuant to Section 12(a), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder.  In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)                                  In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 12 shall be of no further force or effect.

13.                               Internal Revenue Code Section 409A.

(a)                                 General.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.  Neither the Company, nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.

(b)                                 Separation from Service.  For purposes of the Agreement, the term “termination,” when used in the context of a condition to, or the timing of, a payment hereunder, shall be interpreted to mean a “separation from service” as such term is used in Section 409A of the Code.

(c)                                  Six-Month Delay in Certain Circumstances.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which Employee is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s separation from service (or, if Employee dies during such period, within thirty (30) days after Employee’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(d)                                 Timing of Release of Claims.  Whenever in this Agreement a payment or benefit is conditioned on Employee’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination; failing which such payment or benefit shall be forfeited.  If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.  In other words, Employee is not permitted to influence the calendar year of payment based on the timing of his/her signing of the release.

14.                               Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, including the Original Agreement and the Change of Control Agreement, but with the exception of the ADR Agreement attached hereto as Appendix A.  This Agreement may not be changed, amended, or modified, except by a written instrument signed by the parties; provided, however, that the Company may amend this Agreement from time to time without Employee’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Employee.

(Signatures on following page)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set his/her hand, all as of the day and year first above written.

EQT CORPORATION		EMPLOYEE

By:	/s/ Charlene Petrelli	/s/ Robert C. Williams
Robert C. Williams

Name:	Charlene Petrelli

Title:	Vice President & Chief Human Resources Officer